UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Denbury Inc.
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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 26, 2021

Commencing on May 13, 2021, the following supplemental information will be used in communicating with stockholders of Denbury Inc.

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Denbury Inc. (“Denbury” or “we”) will be held on Wednesday, May 26, 2021. By now, you should have received Denbury’s Proxy Statement. Our Proxy Statement, as filed with the Securities and Exchange Commission on April 15, 2021, is available on our website at www.denbury.com, under the “Investor Relations” link.

We are filing this supplemental information to ask for your support at the Annual Meeting on Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation (“Proposal Two”). In deciding how to vote on Proposal Two, we encourage you to carefully read the relevant portions of our Proxy Statement and consider the supplemental information below.

Background

Glass Lewis & Co., one of the leading proxy advisory firms, recently issued a report recommending that Denbury stockholders vote “FOR” Proposal Two, identifying “no material concerns” in Denbury’s executive compensation programs and practices.

Institutional Shareholder Services (“ISS”), another proxy advisory firm, recommended that Denbury stockholders vote “FOR” all of the proposals presented in our Proxy Statement, except for Proposal Two. We were surprised by, and strongly disagree with, the ISS recommendation with respect to Proposal Two. For the reasons detailed below and in our Proxy Statement, we believe that our compensation program is thoughtfully designed with the best interests of all stakeholders in mind. We are furnishing this supplement to provide additional information and clarification relative to the concerns raised by ISS.

Emergence from Bankruptcy

As described in our Proxy Statement, on July 30, 2020, Denbury Resources Inc. and its subsidiaries filed petitions for reorganization in a “prepackaged” voluntary bankruptcy under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On September 2, 2020, the Bankruptcy Court entered an order confirming the chapter 11 plan of reorganization (the “Plan”), and on September 18, 2020 (the “Emergence Date”), the Plan became effective in accordance with its terms and Denbury emerged from bankruptcy.

December 2020 Post-Emergence Grant

In its report with respect to Proposal 2, ISS primarily focused on the Post-Emergence Grant (as defined below) to Christian S. Kendall, our President and Chief Executive Officer. Please refer to our Proxy Statement for a more detailed description of Mr. Kendall’s compensation.

On the Emergence Date and pursuant to the terms of the Plan, a framework for a management incentive plan was adopted, which reserved for officers, other employees, directors and other service providers a pool of shares of new Denbury common stock. The 2020 Omnibus Stock and Incentive Plan (the “2020 Incentive Plan”) was adopted on December 2, 2020. As soon as practicable thereafter, on December 4, 2020, the independent directors of the Company's Board of Directors (the “Board”) unanimously granted post-emergence grants to certain recipients, including 373,503 restricted stock units (“RSUs”) and 373,503 performance stock units (“PSUs”) to Mr. Kendall (the "Post-Emergence Grant"). The grants were made in consultation with Lyons, Benenson & Company Inc., the independent compensation consultant to the Compensation Committee of the Board (the "Compensation Committee"), who performed a thorough compensation review.

ISS raised two primary concerns related to the Post-Emergence Grant to Mr. Kendall:

1.    The magnitude of the Post-Emergence Grant.
2.    The performance goals related to the PSUs.

The Post-Emergence Grant Covers Multiple Years of Equity Awards

The Post-Emergence Grant represents Mr. Kendall’s only outstanding equity incentive award. Furthermore, as stated in our Proxy Statement, the Compensation Committee does not anticipate granting additional equity awards to our named executive officers, including Mr. Kendall, before the first quarter of 2022, and any such awards would be tied to more traditional performance measures and would not vest until, at the earliest, 2023. In other words, the Post-Emergence Grant to Mr. Kendall covers multiple years of equity awards. Also, shares of Denbury common stock underlying any vested RSUs or PSUs related to the Post-Emergence Grant will not be delivered until after the three-year performance period ends on December 4, 2023, which further promotes alignment with our stockholders.

We believe the following table more accurately depicts Mr. Kendall’s compensation structure for 2020 and 2021, amortizing the Post-Emergence Grant across both years that it is intended to cover.

Total Target Compensation
	2020	2021
Base Salary (1)	$743,416	$772,000
Annual Incentive Bonus (2)	$3,400,000	$1,003,600
Amortized Post-Emergence Grant RSUs (3)	$4,607,160	$4,607,160
Amortized Post-Emergence Grant PSUs (3)	$4,517,519	$4,517,519
Total	$13,268,095	$10,900,279

(1) Base salary for 2020 reflects a voluntary reduction of 20% in June 2020 from Mr. Kendall's 2019 base salary rate. Base salary rate for 2021 reflects a continued 8% reduction from Mr. Kendall's 2019 base salary rate.
(2) Bonus for 2020 represents a Pre-Emergence Cash Incentive Award.
(3) The Post-Emergence Grant in 2020 replaced annual equity grants in 2020 and 2021.

Performance Goals for the PSUs were Rigorous Based on Data Available at the Time of Grant

The PSUs vest based on the volume-weighted average price ("VWAP") of a share of Denbury common stock equaling or exceeding pre-established stock price hurdles for 60 consecutive trading days during the three-year performance period.

Instead of granting the Post-Emergence Grant on the Emergence Date, the Board gave the market more than a month to determine the appropriate post-emergence valuation for the Company. The Board determined the stock price hurdles as of November 24, 2020 (the “Determination Date”), on which date the 30-day trailing VWAP was $18.17, and granted the Post-Emergence Grant as soon as practicable thereafter. The Denbury common stock price closed below $18.75 (the first stock price hurdle) for 40 out of the 47 trading days from September 21, 2020 (the listing date of Denbury common stock) to the Determination Date. The Denbury common stock price is depicted in the chart below.

The stock price hurdles of $18.75, $21.00, $23.25, and $25.75 represented an approximate 3%, 16%, 28% and 42% increase, respectively, as compared to the 30-day trailing VWAP on the Determination Date. The Board believed that such hurdles were rigorous and would represent significant value creation for stockholders, and directly aligned senior management compensation with stockholder value creation.

Denbury and the Board are delighted that the PSUs have been earned and that the value of Denbury’s common stock has increased dramatically since the Emergence Date.

Stock Ownership Guidelines

Denbury’s stock ownership guidelines promote further alignment between officers and stockholders. Under our stock ownership and retention guidelines, all officers are expected to hold stock with the following values:

Officer Level	Ownership Guideline
President and/or Chief Executive Officer	5x annual base salary
Chief Operating Officer, Executive Vice Presidents and/or Senior Vice Presidents	3x annual base salary
Vice President	2x annual base salary

Until the guideline amount is achieved, officers are required to retain at least one-third of the shares obtained through the 2020 Incentive Plan.

Conclusion

We strongly believe that the ISS recommendation against Proposal Two does not take into account the context of how our compensation program was designed and developed. We also believe it is vitally important that all of our stockholders have access to the best and most accurate information available when deciding how to vote. Accordingly, we determined it to be in the best interests of all of our stockholders to furnish this supplement as additional information and clarification relative to the concerns raised by ISS.

Our Board recommends a vote “FOR” Proposal Two. Thank you for your time and consideration in reviewing this supplemental information, as well as your ongoing support of Denbury. You are greatly appreciated.
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